Investor Contact: Kathy Guinnessey             Media Contact:  Molly Morse
                  Vice President, Finance                      Jim Fingeroth
                  Footstar, Inc.                               Kekst and Company
                  (201) 760-4008                               (212) 521-4800



                              FOR IMMEDIATE RELEASE


           FOOTSTAR COMPLETES ACQUISITION OF J. BAKER FOOTWEAR ASSETS

MAHWAH, NEW JERSEY, February 5, 2001--Footstar, Inc. (NYSE:FTS) announced today that it has completed its acquisition of the footwear assets and license agreements of J. Baker, Inc. Under the terms of the agreement, first announced on November 17, 2000, Footstar purchased the assets used in J. Baker's licensed footwear business, including inventory, store furniture and fixtures, intellectual property and license agreements. The total cash consideration paid, subject to further post closing adjustments, was $59.0 million.

The acquired business currently operates 1,163 licensed footwear departments under 13 agreements with retail chains throughout the country, including Ames, Roses, Stein Mart, and Spiegel.

Sales generated by the acquired assets will be treated as sales of new stores and, therefore, will not be included within the comparable store sales base until they have been part of Footstar's operations for twelve months. From March 2002 onward, sales from these businesses will be included in the total comparable store sales reported for Meldisco.

Footstar, Inc. headquartered in Mahwah, New Jersey, is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts, Footaction and Just For Feet and their websites, "footaction.com" and "justforfeet.com", and discount and family footwear through licensed footwear departments operated by Meldisco

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